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                                  Exhibit 99.1


Auto Data Network Announces Closing of Series A Financing


TUNBRIDGE WELLS, U.K., Aug 13, 2003 (BUSINESS WIRE) -- Auto Data Network Inc. (OTCBB: ADNW)


             "Closing of $4 million Series A Financing to Complete
               Strategic Acquisitions and Expand Operations in the
            Valuable North American Automotive Aftermarket Industry"


Auto Data Network Inc. (OTCBB: ADNW), ---- a provider of software and real-time data services to the automotive industry, today announced the closing of a $4 million financing of Series A Preferred Stock. Investors in this round included
Rho      Venture      Partners      (http://www.rho.com),       BEV      Capital
(http://www.brand-equity.com), Investor AB (http://www.investorab.com), St. Pauls Venture Fund (http://www.spvc.com) and Creed & Kellor.


"We are pleased by the  quality of  institutional  investors  who have chosen to participate in this fundraising" commented Chris Glover, Chairman and Chief Executive Officer of Auto Data Network. Mr. Glover added, "This fundraising enables us to enter an investment agreement with Car Parts Technologies, Inc., and acquire Avenida Technologies Limited. The combined resources and competencies created will enable us to capture larger market share, and assist our customers in building growth and profit from the $237 billion US aftermarket, and provide additional middleware for our integrated offering.


CarParts Technologies, Inc. is a leading provider of software systems to the automotive aftermarket supply chain. Over 3,000 customers, including leading automotive aftermarket outlets, tier 1 manufacturers, program groups, warehouse distributors, tire and service chains and independent installers across all 50 U.S. states and Canada, rely daily on CarParts software.


Avenida Technologies Limited, develops software to address issues such as the coordination of activities between manufacturers and dealers, information exchange between suppliers and manufacturer, the reduction of costs to maintain competitiveness and increase customer retention. Avenida software accelerates information flow throughout an organization by removing the barriers between applications, data stores and network platforms. These benefits are taken outside the enterprise by pushing technology boundaries to include selected trading partners and customers. Avenida solutions ensure critical business data is accurate, accessible and up-to-date, regardless of its location.



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"We  continue  to  build  momentum  in  a  fragmented  marketplace"  Mr.  Glover commented. "We are approaching our strategic aim to provide customers with full-service aftermarket software. Our customer base continues to increase at all levels of the supply chain in the two largest markets of North America and Europe."


Auto Data Network is a group of established companies which provide software products and services to the automotive industry. The company's main customer base is the auto dealership marketplace. This marketplace consists of approximately 78,000 dealers in North America and 92,000 dealers in Europe. The company estimates that this represents a $15 billion market for Software and Services specifically for auto dealerships. The company supplies a suite of software solutions and services that enable dealerships to run their businesses more efficiently whilst achieving considerable cost savings. The majority of the company's current solutions are focused on serving the aftermarket and finance areas of dealerships. These areas are of particular importance as the aftermarket business is responsible for 48% of a dealerships profit from 12% of their overall revenue. The second most profitable area is vehicle finance and insurance this area contributes 35% of profits from 2% of revenues.


This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission (SEC).


SOURCE: Auto Data Network, Inc.

Auto Data Network, Inc.
Sue Allwork, 01144 1892 511 566